Exhibit 5.1

Oracle Corporation 2300 Oracle Way Austin, Texas 78741	Silicon Valley 855 Main Street Redwood City, CA 94063 T +1 (650) 618-9250 freshfields.us

February 5, 2026

Ladies and Gentlemen:

We have acted as counsel to Oracle Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering of 100,000,000 depositary shares (the “Depositary Shares”), each representing a 1/2,000th interest in a share of the Company’s 6.50% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), pursuant to (i) the shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2024 pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-277990) (as amended through the date hereof, and together with the documents incorporated by reference therein, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 2, 2026 (together with the Base Prospectus and the documents incorporated by reference therein, the “Prospectus”), and (ii) an underwriting agreement dated February 2, 2026 (the “Underwriting Agreement”) among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., and J.P. Morgan Securities LLC, as representatives of the several underwriters listed in Schedule I thereto (the “Underwriters”). The Preferred Stock is convertible into and, under certain circumstances, dividends in respect of the Preferred Stock may be payable in, shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware on the date hereof. The Depositary Shares are being issued pursuant to a deposit agreement dated February 5, 2026 (the “Deposit Agreement”) between the Company and Equiniti Trust Company, LLC, as depositary (the “Depositary”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed or that we have examined in draft, specimen or certificated form will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

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Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

the Depositary Shares have been duly authorized by the Company and, when issued and delivered by the Depositary in accordance with the provisions of the Deposit Agreement to, and paid for by, the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts evidencing ownership of such Depositary Shares;

2.

the Preferred Stock has been duly authorized for issuance and deposit and, when issued and deposited against issuance of the Depositary Shares in accordance with the provisions of the Deposit Agreement, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and non-assessable; and

3.

the shares of Common Stock issuable upon conversion of, or declaration and payment of a dividend on, the Preferred Stock, in accordance with the Certificate of Designations, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the issuance and delivery of each share of Preferred Stock and the issuance and delivery of each share of Common Stock to be issued upon conversion of, or declaration and payment of a dividend on, the Preferred Stock (i) the resolutions of the board of directors of the Company that duly established the terms of the Preferred Stock and duly authorized the issuance and delivery of each share of Common Stock to be issued upon conversion of, or declaration and payment of a dividend on, the Preferred Stock shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) there shall not have occurred any change in law affecting the validity or enforceability of such share of Preferred Stock or Common Stock, as applicable, and (iv) the issuance and delivery of such share of Preferred Stock or the issuance and delivery of such share of Common Stock, the terms of such share of Preferred Stock or Common Stock, as applicable, and compliance by the Company with the terms of such share of Preferred Stock or Common Stock, as applicable, will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields US LLP